EXHIBIT 2.6

AGREEMENT AND PLAN OF MERGER
by and among
RANK GROUP LIMITED,
REYNOLDS GROUP HOLDINGS LIMITED,
REYNOLDS ACQUISITION CORPORATION,
and
PACTIV CORPORATION
AUGUST 16, 2010

ii

iii

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of August 16, 2010 (this “Agreement”), by and among Pactiv Corporation, a Delaware corporation (the “Company”), Rank Group Limited, a company organized under the laws of New Zealand (“Investor”), Reynolds Group Holdings Limited, a company organized under the laws of New Zealand (“Parent”), and Reynolds Acquisition Corporation, a Delaware corporation and indirect wholly-owned Subsidiary of Parent (“Sub”).
          WHEREAS, the respective boards of directors of Investor, Parent, Sub and the Company have approved, and have determined that it is advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
          Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          “2012 Notes” means the Company’s 5.875% notes due 2012, which were issued pursuant to the Indenture.
          “2018 Notes” means the Company’s 6.40% notes due 2018, which were issued pursuant to the Indenture.
          “Action” means any claim, action, litigation, investigation, arbitration, mediation, suit in equity or at law or administrative or regulatory proceeding before a Governmental Entity, arbitrator, mediator or similar body.
          “Acquisition Proposal” means any inquiry, offer or proposal made by any Person or group of Persons other than Parent, Sub or any Affiliate thereof relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the consolidated total revenues or consolidated total assets of the Company and its Subsidiaries, taken as a whole, or securities of the Company representing 25% or more of the outstanding voting capital stock of the Company or any tender offer, exchange offer, merger, reorganization, consolidation, share exchange or other business combination that if consummated would result in any Person or group of Persons beneficially owning 25% or more of the outstanding voting capital stock of the Company.
          “Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

          “Affiliate Commitment Letter” has the meaning set forth in Section 5.10.
          “Affiliate Financing” has the meaning set forth in Section 5.10.
          “Agreement” has the meaning set forth in the Preamble.
          “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws and orders, writs, judgments, injunctions, decrees or awards that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition
          “Benefit Plans” has the meaning set forth in Section 4.8(a).
          “Book-Entry Shares” has the meaning set forth in Section 3.1(d).
          “Bridge Finco” has the meaning set forth in Section 5.10.
          “Bridge Loan Borrowers” has the meaning set forth in Section 5.10.
          “Business Day” means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York are authorized or required by Law to be closed.
          “Certificate of Merger” has the meaning set forth in Section 2.2.
          “Certificates” has the meaning set forth in Section 3.1(d).
          “Change in Recommendation” has the meaning set forth in Section 6.3(d).
          “Change of Control Refinancing” has the meaning set forth in Section 6.13(a).
          “Cleanup” means all actions required under applicable Environmental Laws to cleanup, remove, or remediate Hazardous Materials in the environment.
          “Closing” has the meaning set forth in Section 2.3.
          “Closing Date” has the meaning set forth in Section 2.3.
          “Code” means the Internal Revenue Code of 1986.
          “Common Stock” has the meaning set forth in Section 3.1(a).
          “Company” has the meaning set forth in the Preamble.
          “Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement.

          “Company Material Adverse Effect” means any fact, circumstance, change, event, development or effect that has, or would reasonably be expected to have a material adverse effect on, the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any adverse effect on the Company and its Subsidiaries resulting from (A) changes that are generally applicable to (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities or financial markets, including changes in interest rates, (B) any natural disasters, acts of terrorism, war, sabotage, military actions or escalation thereof (whether or not declared), (C) changes in any Laws or accounting regulations, (D) other than for purposes of the representations and warranties made in Section 4.4 and, to the extent related to such representations and warranties, the condition specified in Section 7.2(a), the execution of this Agreement, the announcement of this Agreement, the pendency or consummation of the transactions contemplated hereby, (E) any action expressly contemplated by this Agreement or taken at the written request of Parent or Sub, (F) any failure by the Company or its Subsidiaries to meet analysts’ or internal earnings estimates or financial projections or (G) the failure of Parent to consent to the Company’s request to take any of the actions proscribed in Section 6.1, shall, in each case, be excluded from the determination of Company Material Adverse Effect; provided further, that (x) facts, circumstances, changes, events, developments or effects resulting from the matters referred to in clauses (A), (B) or (C) above shall not be excluded from the determination of Company Material Adverse Effect to the extent such facts, circumstances, changes, events, developments or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the industries in which the Company and its Subsidiaries operate, and (y) the underlying cause of any of the matters referred to in clause (F) shall not be excluded from the determination of a Company Material Adverse Effect.
          “Company Option” has the meaning set forth in Section 3.3(a).
          “Company Recommendation” has the meaning set forth in Section 4.17.
          “Company Requisite Vote” has the meaning set forth in Section 4.17.
          “Company SEC Reports” has the meaning set forth in Section 4.5(a).
          “Company Special Meeting” has the meaning set forth in Section 6.7(a).
          “Confidentiality Agreement” has the meaning set forth in Section 6.2.
          “Consent Solicitation” has the meaning set forth in Section 6.13(a).
          “Consideration Fund” has the meaning set forth in Section 3.2(a).
          “Continuation Period” has the meaning set forth in Section 6.4(a).
          “Continuing Company Plans” has the meaning set forth in Section 6.4(b).

          “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments or other instruments or obligations.
          “Covered Persons” means, with respect to any Person, its directors, officers, employees, equityholders, Affiliates, Representatives, agents or advisors.
          “Credit Suisse” has the meaning set forth in Section 4.21.
          “Debt Commitment Letter” has the meaning set forth in Section 5.10.
          “Debt Financing” has the meaning set forth in Section 5.10.
          “Debt Tender Offer” has the meaning set forth in Section 6.13(a).
          “Deferred Compensation Plans” has the meaning set forth in Section 3.4(b).
          “DGCL” has the meaning set forth in Section 2.1.
          “Dissenting Shares” has the meaning set forth in Section 3.5.
          “Effective Time” has the meaning set forth in Section 2.2.
          “Environmental Claim” means any Action, demand, abatement order or other order, by a Governmental Entity or any third party, alleging liability arising out of, based on, or resulting from, (a) the presence or Release of any Hazardous Materials at a location, currently or formerly owned or operated by the Company, or at any third party location at which the Company has sent, or caused to be sent, Hazardous Materials or (b) any violation of any Environmental Law.
          “Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of the environment or natural resources, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of, or exposure to, Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar foreign, state and local statutes, in effect as of the date hereof, and any regulations promulgated thereto.
          “Equity Plans” means the Company’s 2002 Incentive Plan or any other equity-based compensation plan of the Company.
          “ERISA” has the meaning set forth in Section 4.8(a).

          “ERISA Affiliate” has the meaning set forth in Section 4.8(a).
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Existing Change of Control Notes” means the 2012 Notes and the 2018 Notes.
          “FCPA” has the meaning set forth in Section 4.10(b).
          “Fee Letter” has the meaning set forth in Section 5.10.
          “Financing” has the meaning set forth in Section 5.10.
          “Financing Agreements” has the meaning set forth in Section 6.9(b).
          “Financing Commitments” has the meaning set forth in Section 5.10.
          “Financing Sources” means the Persons that are party to the Financing Commitments, including any Person that becomes a party thereto by joinder agreement or is a party to any definitive agreement (including any fee letter) contemplated thereby, but excluding Parent, Reynolds Group Holdings Inc., and Bridge Finco.
          “Foreign Benefit Plan” has the meaning set forth in Section 4.8(a).
          “GAAP” has the meaning set forth in Section 4.5(a).
          “Governmental Entity” has the meaning set forth in Section 4.4.
          “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
          “Indemnified Parties” has the meaning set forth in Section 6.6(a).
          “Indenture” means the Indenture, dated as of September 29, 1999, between Tenneco Packaging Inc. and The Chase Manhattan Bank, as trustee, as amended, restated, supplemented and otherwise modified from time to time, including as supplemented by the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, in each case with The Bank of New York Trust Company, as trustee, and dated as of June 25, 2007.
          “Insured Parties” has the meaning set forth in Section 6.6(b).

          “Intellectual Property” means all (i) copyrights and copyrightable subject matter, and registrations and applications for any of the foregoing; (ii) patents and patent applications, including any continuations, divisionals, continuations-in-part, renewals, and reissues for any of the foregoing; (iii) trademarks, service marks, trade names, logos, slogans, and other similar designations of source or origin, together with the goodwill of the business symbolized by any of the foregoing, and registrations and applications for any of the foregoing; (iv) trade secrets and confidential processes, know how, and information; (v) Internet domain names; (vi) rights in computer software, including application software, system software and firmware, including in all source code and object code versions thereof, in any and all forms and media, and in all related documentation; and (vii) other similar intangible assets.
          “Intervening Event” has the meaning set forth in Section 6.3(d).
          “Investor” has the meaning set forth in the Preamble.
          “Investor Material Adverse Effect” means any fact, circumstance, change, event, development or effect that has, or would reasonably likely have a material adverse effect on, (i) the business, assets, condition (financial or otherwise) or results of operations of Investor and its Subsidiaries, taken as a whole or (ii) the ability of Investor to consummate the transactions contemplated hereby and in the Affiliate Commitment Letter.
          “knowledge” means such facts and other information that as of the date of determination are actually known to the chief executive officer, president, chief financial officer and general counsel of the referenced party, in each case after reasonable inquiry of their direct reports.
          “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.
          “Lenders” has the meaning set forth in Section 5.10.
          “Licenses” has the meaning set forth in Section 4.10(a).
          “Liens” means claims, liens, charges, security interests or encumbrances of any nature whatsoever.
          “Marketing Period” means the first period of 20 consecutive Business Days commencing after the date hereof and throughout which (i) Parent shall have, in all material respects, the Required Information, (ii) the conditions set forth in Section 7.1 shall have been satisfied; provided that if the Marketing Period shall not have commenced prior to January 3, 2011, then the condition set forth in Section 7.1(c) need not be satisfied for purposes of this clause (ii) on and after January 3, 2011, and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 (other than Section 7.2(f)) to fail to be satisfied; provided that (x) if the Marketing Period has not ended prior to November 24, 2010, the Marketing Period shall commence no earlier than November 29, 2010, (y) if the Marketing Period has not ended prior to December 23, 2010, the Marketing Period shall commence no earlier than January 4, 2011 and (z) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period:
          (A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect by Ernst & Young LLP or another independent public accounting firm reasonably acceptable to Parent;
          (B) the Company shall have been delinquent in filing any Form 10-K or Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, all such delinquencies have been cured;
          (C) the Company shall have issued a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Company SEC Report or Company SEC Reports have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; or
          (D) the financial statements included in the Required Financial Information that is available to the Parent on the first day of any such period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until the receipt by the Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20 (or as applicable, 15) consecutive Business Day period;
          provided, further, that, notwithstanding the foregoing, (1) if the Marketing Period would, after giving effect to this clause (1), commence on or after November 29, 2010 and end prior to December 23, 2010, all references in the definition of “Marketing Period” to a “20 consecutive Business Day period” shall instead be deemed to refer to a “15 consecutive Business Day Period” and (2) the Marketing Period shall end on any date after commencement of the Marketing Period that is the date (uninterrupted by any of the events in clauses (A) through (D) above) on which Parent (and/or any of its Subsidiaries or Affiliates) shall have received at least $5,000,000,000 in net proceeds as contemplated by the Debt Commitment Letter (whether through new term loans under Parent’s existing credit agreement, the issuance of the Senior Notes or otherwise).
          “Material Contract” has the meaning set forth in Section 4.18.

          “Maximum Amount” has the meaning set forth in Section 8.2(c)(i)(1).
          “Merger” has the meaning set forth in Section 2.1.
          “Merger Consideration” has the meaning set forth in Section 3.1(a).
          “Multiemployer Plan” has the meaning set forth in Section 4.8(a).
          “Non-Union Employees” has the meaning set forth in Section 6.4(a).
          “Option Payment” has the meaning set forth in Section 3.3(a).
          “Optional Redemption” has the meaning set forth in Section 6.13(a).
          “Parent” has the meaning set forth in the Preamble.
          “Parent Disclosure Schedule” means the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement.
          “Parent Fee” has the meaning set forth in Section 8.2(c)(i)(1).
          “Parent Financial Statements” has the meaning set forth in Section 5.4(a).
          “Parent Incentive Plan” has the meaning set forth in Section 6.4(b).
          “Parent Material Adverse Effect” means any fact, circumstance, change, event, development or effect that has, or would reasonably likely have a material adverse effect on, (i) the business, assets, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent or Sub to consummate the transactions contemplated hereby.
          “Parent Plans” has the meaning set forth in Section 6.4(a).
          “Paying Agent” has the meaning set forth in Section 3.2(a).
          “Perella Weinberg” has the meaning set forth in Section 4.21.
          “Performance Award Consideration” has the meaning set forth in Section 3.3(c).
          “Performance Share Award” has the meaning set forth in Section 3.3(c).
          “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
          “Proxy Statement” has the meaning set forth in Section 6.7(b).

          “Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.
          “Representatives” has the meaning set forth in Section 6.2.
          “Required Information” has the meaning set forth in Section 6.9(c)(iii).
          “Restricted Stock Award” has the meaning set forth in Section 3.3(b).
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933.
          “Senior Notes” has the meaning set forth in the Debt Commitment Letter.
          “Sub” has the meaning set forth in the Preamble.
          “Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.
          “Superior Proposal” means any bona fide written Acquisition Proposal that the Company’s board of directors has determined in its good faith judgment after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, and all legal, financial, regulatory and other aspects of such Acquisition Proposal, including timing and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), (i) is reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction that is more favorable to the Company and its stockholders than the transaction contemplated hereby; provided that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be replaced by “51%.”
          “Surviving Corporation” has the meaning set forth in Section 2.1.
          “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction

          (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
          “Taxes” means any and all taxes, charges, fees, levies or other assessments, including, income, gross receipts, excise, real or personal property, sales, withholding, social security, employment, unemployment, severance, national insurance (or other similar contributions or payments), occupation, capital, stamp, use, service, service use, value added, windfall profits, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, customs, duties or similar fees, levies or assessments imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties, fines or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
          “Termination Date” has the meaning set forth in Section 8.1(b)(i).
          “Termination Payment” has the meaning set forth in Section 8.2(b)(i).
          “Transaction Litigation” has the meaning set forth in Section 6.11.
          “Union Employees” has the meaning set forth in Section 6.4(e).
          “willful breach” has the meaning set forth in Section 8.2(a).
          Section 1.2 Other Definitional Provisions; Interpretation.
               (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.
               (b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”
               (c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.
               (d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been furnished if requested by the party to which such information or documents are to be made available.
               (e) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to August 16, 2010, unless the context otherwise requires.
               (f) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.
               (g) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.
ARTICLE II
THE MERGER
          Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.
          Section 2.2 Effective Time. Parent, Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”
          Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at (i) 9:00 a.m., New York City time, on a date to be agreed by the parties, which shall be no later than five Business Days (or such lesser number of Business Days as may remain prior to the Termination Date) after the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied by deliveries at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois or (ii) such other date, time, and/or place as agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For the avoidance of doubt, a condition set forth in Article VII may only be waived in writing by the party or parties entitled to such condition under this Agreement.
          Section 2.4 Certificate of Incorporation and By-laws of the Surviving Corporation. The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit A and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation. The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be the name of the Company, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws.
          Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.
ARTICLE III
CONVERSION OF SHARES
          Section 3.1 Conversion of Shares.
               (a) At the Effective Time, each share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $33.25 in cash (the “Merger Consideration”) without any interest thereon.
               (b) Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.

               (c) All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by Parent, Sub or any other direct or indirect wholly owned Subsidiary of Parent shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
               (d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.
          Section 3.2 Exchange of Certificates Representing Common Stock.
               (a) At or prior to the Closing, Parent shall deliver or cause to be delivered, in trust, to a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than any Dissenting Shares).
               (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.
               (c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment or (ii) money market mutual or similar funds having assets in excess of $1,000,000,000. Earnings on the Consideration Fund shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation, as the Surviving Corporation directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, Parent or the Surviving Corporation shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund. If, at any time prior to the first anniversary of the Effective Time, any holder of Dissenting Shares fails to perfect, or effectively withdraws or loses such holder’s right to dissent from the Merger under the DGCL, Parent shall promptly provide, or cause the Company to promptly provide, additional funds to the Paying Agent in the amount of the Merger Consideration payable with respect to Dissenting Shares held by such holder.
               (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.
               (e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.
               (f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.
               (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.
               (h) Parent, Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
               (i) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          Section 3.3 Stock Options and Other Equity-Based Awards.
               (a) Each outstanding option, whether or not vested or exercisable, granted under the Equity Plans (each, a “Company Option”), shall be cancelled and converted into a right to receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option, multiplied by (ii) the number of shares of Common Stock covered by such holder’s Company Option (the “Option Payment”), with such payment to be subject to applicable Tax withholding. Prior to the Effective Time, the committee of the Company’s board of directors responsible for administering the Equity Plans shall have exercised its interpretive authority under the applicable adjustment provisions of the applicable Equity Plan to provide for the foregoing. Notwithstanding the foregoing, the Company shall use its reasonable best efforts to obtain the consent of each holder of a Company Option to the cancellation of such holder’s Company Options in exchange for the Option Payment and such option holder’s acknowledgement that, upon receipt of the Option Payment, such holder will no longer have any rights with respect to any Company Option.
               (b) Not later than immediately prior to the Effective Time, the Company shall take all such actions as may be required to cause each restricted stock award granted under the Equity Plans and outstanding immediately before the Effective Time (each, a “Restricted Stock Award”), to fully vest as of the Effective Time and such Restricted Stock Award shall be cancelled and converted into the right to receive the Merger Consideration in the same manner as shares of Common Stock under Section 3.1, with such payment to be subject to applicable Tax withholding.
               (c) Each outstanding performance share award or performance unit award granted under the Equity Plans (each a “Performance Share Award”) shall be cancelled effective as of the Effective Time in exchange for a cash payment to be made by the Company to the holder of each Performance Share Award as of the Effective Time. The cash payment payable to each holder of a Performance Share Award shall be equal to the product of the (i) the Merger Consideration and (ii) that number of shares determined as the sum of (x) with respect to any completed calendar year(s) or other measuring period(s) for a Performance Share Award, the number of shares notionally or conditionally vested by the Company for the portion of the holder’s Performance Share Award related to such year(s) or period(s) plus (y) with respect to any calendar year(s) or other measuring period(s) for which the Company has not allocated a notional or conditional number of shares (including the current and future years), the number of shares determined as if one hundred percent (100%) of any performance targets or goals were achieved during such year(s) or period(s) and assuming satisfaction of all other conditions for receiving the target amount with respect to all such awards had been met (the “Performance Award Consideration”), with such payment to be subject to applicable Tax withholding. Except as otherwise required under the terms of the applicable award or as necessary to avoid the imposition of any additional taxes or penalties on any Performance Award Consideration pursuant to Section 409A of the Code, all amounts payable pursuant to this Section 3.3(c) shall be paid as promptly as practicable following the Effective Time, without interest.
               (d) The Company shall cause each Equity Plan to be terminated, effective as of and conditioned upon, the Effective Time, subject to the satisfaction of the obligations set forth in this Section 3.3.
          Section 3.4 Payout of Bonus, SERP and Deferred Compensation Plans.
               (a) Except as provided below, at the time the 2010 annual cash bonuses would have been paid under the terms of the applicable plan (or on the Closing Date for participants of the Amended and Restated Pactiv Corporation Change-in-Control Severance Benefit Plan for Key Executives), the Company shall pay to each participant who has been granted an annual cash bonus award in respect of the 2010 calendar year under each of the Company’s Executive Incentive Compensation Plan and 2002 Incentive

Compensation Plan a minimum bonus equal to a pro rata portion (based on elapsed time) of the cash payment that would have been made thereunder if one hundred percent (100%) of any performance targets or goals for the 2010 calendar year were achieved and assuming satisfaction of all other conditions for receiving payment had been met. Notwithstanding the foregoing, any participant who voluntarily terminates his or her employment with the Company prior to the end of the 2010 calendar year shall forfeit the right to any such minimum bonus. In the event the Closing Date occurs in the 2011 calendar year, the principles set forth in this Section 3.4(a) shall apply to the same extent and in the same manner to each participant who has been granted an annual cash bonus award in respect of the 2011 calendar year. Any such bonus payments will be subject to applicable Tax withholding.
               (b) The Company shall pay to each participant under each of the Company’s Deferred Compensation Plan and Deferred Retirement Savings Plan (collectively, the “Deferred Compensation Plans”), the balance of each such participant’s deferred compensation account (whether vested or unvested) in a lump sum cash payment in accordance with the terms and conditions set forth in the Deferred Compensation Plans. Any payment made under the Deferred Compensation Plans pursuant to this Section 3.4(b) shall be subject to applicable Tax withholding and, if applicable, holding periods required by Section 409A of the Code. As of the Effective Time, the Company shall terminate the Deferred Compensation Plans. Prior to the Closing, the Company shall adopt the amendment to the Pactiv Corporation Rabbi Trust substantially in the form set forth on Schedule 3.4(b) of the Company Disclosure Schedule.
               (c) As of or prior to the Effective Time, the Company shall terminate the Company’s Supplemental Executive Retirement Plan and pay to each participant thereof such participant’s accrued benefit in a lump sum cash payment, in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).
          Section 3.5 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised his appraisal rights in accordance with Section 262 of the DGCL (the “ Dissenting Shares”) shall cease to be outstanding and be cancelled. Dissenting Shares shall not be converted into the right to receive the Merger Consideration as set forth herein, unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Common Stock, and Parent shall have the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as otherwise required by Law, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          Section 3.6 Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), or stock dividend or stock distribution, or declares or pays any cash or other dividend or makes any other distribution, the Merger Consideration shall be equitably adjusted to reflect such change or distribution and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this sentence.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Reports that are predictive, forward-looking or primarily cautionary in nature) or in the Company Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:
          Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of its certificate of incorporation and by-laws, as currently in effect, and the Company is not in violation of any provision of its certificate of incorporation or by-laws.
          Section 4.2 Capitalization.
               (a) As of August 13, 2010, the authorized capital stock of the Company consists of (i) 350,000,000 shares of Common Stock, 136,196,665 (including 3,200,000 shares issued to the Pactiv Corporation Rabbi Trust that are not considered outstanding for purposes of financial reporting) of which were issued and outstanding and none of which were held by the Company in treasury (other than shares held by the Pactiv Corporation Rabbi Trust, which are considered held in treasury for purposes of financial accounting) and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share, no shares of which were issued. All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of August 13, 2010, Company Options were outstanding for 3,469,484 shares of Common Stock, Restricted Stock Awards were outstanding for

114,700 shares of Common Stock (all of which shares are included in the calculation of the 136,196,665 shares of Common Stock outstanding on such date) and Performance Share Awards were outstanding with respect to (i) 1,704,431 shares of Common Stock (excluding performance factors) and (ii) 2,031,816 shares of Common Stock if computed in accordance with Section 3.3(c)). Section 4.2(a) of the Company Disclosure Schedules set forth, as of August 13, 2010, a list of (x) for each outstanding Company Option, the optionee’s name, the date of grant, the number of shares of Common Stock issuable upon exercise of such Company Option and the exercise price, (y) for each outstanding Restricted Stock Award, the grantee’s name, the date of grant and the number of shares of Common Stock subject to such Restricted Stock Award and the vesting date and (z) for each outstanding Performance Share Award, the grantee’s name and the date of grant. As of the date hereof, other than as set forth in Section 4.2(a) of the Company Disclosure Schedule, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) stock appreciation rights, phantom stock shares or similar rights to payment based upon the performance, value or market price of the capital stock of the Company or any of its Subsidiaries, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iv) irrevocable proxies, stockholder agreements, voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. No dividend or other distribution payable in cash, stock, property or otherwise has been declared, and not paid, in respect of the Common Stock. None of the Company’s Subsidiaries owns any shares of capital stock of the Company.
                    (b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances. The name, jurisdiction of incorporation or organization and equity ownership for each of the Company’s Subsidiaries is set forth in Section 4.2(b) of the Company Disclosure Schedule.
                    (c) Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than Subsidiaries of the Company and interests set forth in Section 4.2(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity.
               Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the

Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby (other than the consummation of the Financing or as contemplated in Section 6.13), have been duly authorized by its board of directors and, except for, with respect to the Merger, obtaining the approval of its stockholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby (other than the consummation of the Financing or as contemplated in Section 6.13). This Agreement has been duly executed and delivered by the Company and, subject to approval by the Company’s stockholders (and assuming due and valid authorization, execution and delivery hereof by Investor, Parent and Sub), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 4.4 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act and any required filings or notifications under any foreign antitrust, competition or investment Laws, (b) applicable requirements of and filings with the SEC under the Exchange Act, (c) filings with the New York Stock Exchange, (d) the filing of the Certificate of Merger and (e) applicable requirements under corporation or “blue sky” laws of various states, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency or self regulatory organization (a “Governmental Entity”); except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain (A) would not, individually or in the aggregate, have a Company Material Adverse Effect, or (B) would occur or be required as a result of the business or activities in which Parent or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Sub.
          Section 4.5 SEC Reports.

               (a) The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2008 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments) in conformity with GAAP. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.
               (b) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act), which such disclosure controls and procedures are effective in providing reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP and (ii) that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities.
               (c) The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2008 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review.
          Section 4.6 No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business since December 31, 2009, (b) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (c) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect and (d) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV, since December 31, 2009, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
          Section 4.7 Absence of Certain Changes. Except as contemplated by this Agreement, since December 31, 2009 through the date hereof, (i) there has not occurred any fact, circumstance, change, event, development or effect that, individually or in the aggregate, would have a Company Material Adverse Effect, (ii) the Company has not taken any action that would be prohibited by Sections 6.1(a) through 6.1(o) if taken after the date hereof without Parent’s consent and (iii) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice.
          Section 4.8 Employee Benefit Plans; ERISA.
               (a) Section 4.8(a) of the Company Disclosure Schedule sets forth a list of each material deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, policy, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA) other than any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”); each material employment, retention, change in control, termination or severance agreement; and each other material employee benefit plan, fund, program, policy, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (any such trade or business, an “ERISA Affiliate”), or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could incur any direct or indirect liability, whether contingent or otherwise (each, disregarding any materiality qualifier, a “Benefit Plan” and collectively, the “Benefit Plans”). “Foreign Benefit Plan” means any Benefit Plan that is subject to the laws of any jurisdiction outside the United States. The Company has made available to Parent a true and complete copy of (i) each Benefit Plan and all amendments thereto (or in the case of any Benefit Plan that is not in writing, a written description thereof), (ii) the most recent trust instruments or insurance contracts, (iii) the most recent Form 5500 filed with the Internal Revenue Service or any similar reports filed with Governmental Entities in non-

U.S. jurisdictions having authority over any Foreign Benefit Plan and all schedules thereto, (iv) the most recent audited financial statements, (v) the most recent actuarial valuations, and (vi) the most recent determination or opinion letter issued by the Internal Revenue Service or similar approval under non-U.S. Law.
               (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Benefit Plan is now and has been operated and administered in accordance with the requirements of all applicable Laws, including ERISA, the Code and any similar non-U.S. Law, and in accordance with their terms and all contributions and premiums required to have been paid by the Company with respect to each Benefit Plan have been paid within the time prescribed under the terms of such Benefit Plan or applicable Law.
               (c) Each Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination or opinion letter from the United States Internal Revenue Service with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable treasury regulations of the Code or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion letter, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect the qualified status of any Benefit Plan.
               (d) (i) no liability under Title IV, Section 412 of the Code or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full in the time prescribed under applicable Law, (ii) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under Title IV of ERISA and (iii) the Pension Benefit Guaranty Corporation has not instituted proceedings under section 4042 of ERISA to terminate any Benefit Plan and to the knowledge of the Company, no event has occurred that would reasonably be expected to cause the Pension Benefit Guaranty Corporation to institute any such proceedings. No Benefit Plan or any trust established thereunder that is subject to Section 302 of ERISA or Section 412 of the Code or any comparable provision of non-U.S. Law has any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived.
               (e) None of the Company, any of its Subsidiaries or any of its ERISA Affiliates has been involved in any transaction that could cause the Company, any of its Subsidiaries, or following the Closing, Parent or any of their respective Affiliates to be subject to liability under Section 4069 or 4212 of ERISA. No event has occurred and, to the knowledge of the Company, no condition exists that would, either directly or by reason of the Company’s affiliation with any of their ERISA Affiliates, subject to the Company or any of its Subsidiaries to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law.

               (f) To the knowledge of the Company, (i) there are no material unresolved claims or disputes under the terms of, or in connection with, any Benefit Plan (other than routine undisputed claims for benefits), and (ii) as of the date hereof, no action, legal or otherwise, has been commenced with respect to any such material claim, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
               (g) Except as set forth in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment under any Benefit Plan, (ii) accelerate the time of payment or vesting of benefits, or materially increase the amount of compensation, due to any such employee, officer or director under any Benefit Plan, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G.1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
               (h) To the knowledge of the Company, with respect to any Multiemployer Plan, (i) neither the Company, any of the Subsidiaries, nor any ERISA Affiliate has, since September 26, 1980, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, that has not been satisfied in full or incurred any contingent liability under Section 4204 of ERISA, (ii) no event has occurred or is reasonably expected to occur with respect to the Company or any Subsidiary that presents a material risk of a “complete withdrawal” or “partial withdrawal” and (iii) neither the Company, any of the Subsidiaries, nor any ERISA Affiliates has incurred any liability due to the termination, insolvency or reorganization of any such Multiemployer Plan within the last six years or has received any notification that any such Multiemployer Plan is in reorganization (within the meaning of Section 4121 of ERISA) or has been terminated and no such Multiemployer Plan is expected to be in reorganization, insolvent or terminated.
               (i) Neither the Company, nor any of the Subsidiaries has any material liability with respect to any current or former employee in respect of post-retirement health, medical or life insurance benefits, except as required by applicable Law.
               (j) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Foreign Benefit Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or any of its Subsidiaries.

               (k) The Company’s Supplemental Executive Retirement Plan is the only non-qualified defined benefit plan maintained by the Company or any of its Subsidiaries that needs to be terminated in connection with this Transaction in order to satisfy the requirements set forth in Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).
          Section 4.9 Litigation. There is no Action pending or, to the knowledge of the Company, threatened, that would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, there are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Entity pending or, to the knowledge of the Company, threatened, in each case, regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.
          Section 4.10 Compliance with Law.
               (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, (b) the Company and its Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities (“Licenses”), required to conduct their respective businesses as currently conducted and (c) the Company and its Subsidiaries are in compliance with the terms of such Licenses. Notwithstanding the foregoing, this Section 4.10 shall not apply to employee benefit plans, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.8, Section 4.11, Section 4.14, and Section 4.15, respectively.
               (b) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company or any of its Subsidiaries, or any Representative thereof is, or may be, in material violation of, or has, or may have, any material liability under, the FCPA which has not been resolved.

          Section 4.11 Taxes.
               (a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed, (ii) paid all material Taxes required to be paid other than such Taxes as are being contested in good faith by the Company or its Subsidiaries and (iii) accrued all material Taxes required to be accrued (in accordance with GAAP).
               (b) There is no proceeding, audit or written claim pending or proposed with respect to any material Taxes of the Company or any of its Subsidiaries. None of the Company or its Subsidiaries has received any written notice from any taxing authority to the effect that such authority shall conduct an audit or investigation of any material Tax matter. There are no claims asserted in writing for Taxes or assessments upon the Company or any of its Subsidiaries. No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim in writing that the Company or any of its Subsidiaries is required to file a Tax Return for such jurisdiction.
               (c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.
               (d) Neither the Company nor any of its Subsidiaries is currently a party to any agreement providing for the allocation or sharing of Taxes.
               (e) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith and for which adequate reserves are maintained in the Company SEC Reports in conformity with GAAP.
               (f) Within the past two years, none of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
               (g) None of the Company or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
               (h) All material Taxes that the Company or any of its Subsidiaries has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been duly and timely paid to the proper taxing authority.
               (i) None of the Company or its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect.
               (j) None of the Company or its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise.
               (k) All elections made under Treasury Regulation Section 301.7701-3 for the Company and its Subsidiaries are set forth on Section 4.11(k) of the Company Disclosure Schedule.
               (l) Neither the Company nor any Subsidiary has outstanding any material deferred intercompany gain or loss either under United States federal income tax law or under any similar state, local or non-United States tax law.
               (m) Neither the Company nor any Subsidiary has made an election pursuant to Section 108(i) of the Code.
          Section 4.12 Tangible Assets.
               (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.
               (b) Section 4.12(b) of the Company Disclosure Schedule sets forth a true and complete list of all material real property owned in fee by the Company or any of its Subsidiaries and the address and owner of each such parcel of real property.
               (c) The Company’s board of directors has not made any determination as to whether, with respect to any of its or any of its Subsidiaries’ manufacturing plants or testing or research and development facilities located in the United States (other than its territories and possessions), the manufacturing, testing, research and development operations performed at such plant or facility is not of material importance to the total business conducted by the Company and its Subsidiaries such that such plant or facility does not constitute a Principal Manufacturing Property (as defined in the Indenture).
          Section 4.13 Intellectual Property. Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign: (i) patents and patent applications; (ii) trademark registrations and applications; (iii) Internet domain names; and (iv) copyright registrations and applications owned by the Company or any of its Subsidiaries. The Company or one of its Subsidiaries is the sole owner of the foregoing registrations and applications, and such registrations and applications are in effect and subsisting. Section 4.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all material contracts pursuant to which the Company or a Subsidiary licenses or otherwise grants to a third party, or receives a license or other grant from a third party of, Intellectual Property rights (other than contracts granting rights to readily available software or hardware). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property, (ii) as of the date hereof there is no such claim, nor any claim that challenges the validity, enforceability of ownership of, or the right to use, sell or license any Intellectual Property owned by the Company or any of its Subsidiaries, pending or threatened in writing against the Company or any Subsidiary of the Company, (iii) no Person is infringing or otherwise violating any Intellectual Property owned by the Company or any Subsidiary of the Company and as of the date hereof no such claim is pending or threatened in writing against any Person by either the Company or any Subsidiary of the Company and (iv) the Company and its Subsidiaries own or have a valid right to use, all Intellectual Property used in their businesses as currently conducted. To the knowledge of the Company, and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with applicable Law, as well as their own policies, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries, and as of the date hereof no claims are pending or threatened in writing against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information.
          Section 4.14 Environmental.
               (a) Each of the Company and its Subsidiaries is in compliance with all Environmental Laws, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect, which compliance includes the possession by the Company and its Subsidiaries of material Licenses required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof.
               (b) Neither the Company nor any of its Subsidiaries has received written notice of, or is subject to any formal administrative or judicial proceeding with respect to, any Environmental Claims against the Company or any Subsidiary, and to the knowledge of the Company, no Environmental Claims have been threatened, that would, individually or in the aggregate, constitute a Company Material Adverse Effect.
               (c) To the knowledge of the Company, with respect to the real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, there have been no Releases of Hazardous Materials that require a Cleanup or would otherwise result in any liability to the Company or any of its Subsidiaries, other than any such Cleanups or liability that would not, individually or in the aggregate, have a Company Material Adverse Effect.

          Section 4.15 Labor Matters.
               (a) As of the date hereof, there are no pending or, to the knowledge of the Company, threatened material strikes, lockouts, work stoppages, slowdowns or union organizing campaign involving the employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries.
               (b) Section 4.15(b) of the Company Disclosure Schedule lists all collective bargaining agreements between the Company or one of its Subsidiaries and a labor union or labor organization, as of the date hereof.
               (c) As of the date hereof, there is no unfair labor practice charge or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, except for any such charge or proceeding that would not, individually or in the aggregate, have a Company Material Adverse Effect.
               (d) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, employment discrimination, equal opportunity, labor relations, collective bargaining, immigration, employee classification, wages, hours, benefits and workers compensation, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.
          Section 4.16 Proxy Statement. The Proxy Statement will not, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference therein. The Proxy Statement will, at the time it is first mailed to stockholders of the Company and at the time of the Company Special Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.
          Section 4.17 Board Vote; Company Requisite Vote; Takeover Statutes. At or prior to the date hereof, the board of directors of the Company, at a meeting duly called and held, has, by unanimous vote of all directors then in office, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the Company’s stockholders; (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger; and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Recommendation”). Assuming the accuracy of the representations and warranties of

Parent and Sub in Section 5.13, (i) the affirmative vote of holders of a majority of the outstanding shares of Common Stock is the only vote of holders of any class of securities of the Company which are required to adopt this Agreement (the “Company Requisite Vote”) and (ii) the board of directors of the Company has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to this Agreement or the transactions contemplated hereby, including the Merger. In connection with the Company Requisite Vote, each holder of shares of Common Stock entitled to vote at the Company Special Meeting is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.
          Section 4.18 Contracts.
               (a) Except for this Agreement, Benefit Plans and Contracts filed with the SEC prior to the date hereof or as set forth in Section 4.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, party to or bound by any Contract which is:
                    (i) a “material contract” required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
                    (ii) a Contract which, to the knowledge of the Company, contains any covenant binding upon the Company or any of its Subsidiaries that restricts the ability of the Company or any of its Subsidiaries to compete in any business in which the Company or its Subsidiaries is engaged or with any Person or in any geographic area that, in each case, are material to the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be cancelled (and with respect to which such restrictions shall immediately be terminated in connection with such cancellation) without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;
                    (iii) a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;
                    (iv) an indenture, credit agreement or loan agreement pursuant to which any indebtedness for borrowed money in excess of $10,000,000 of the Company or any of its Subsidiaries is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries;

                    (v) a Contract which was entered into after December 31, 2007 or which is not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of capital stock or other equity interests of another Person or of assets constituting a business for aggregate consideration in excess of $50,000,000;
                    (vi) a Contract which, by its terms, calls for aggregate payments by the Company and its Subsidiaries under such Contract of more than $100,000,000 over the remaining term of such Contract (other than this Agreement, Contracts subject to clause (iv) above, purchase orders for the purchase of inventory, services or equipment in the ordinary course of business consistent with past practices, leases or licenses of real property and Contracts that may be cancelled without penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less);
                    (vii) a Contract with respect to an acquisition or divestiture of capital stock or other equity interests of another Person or of assets constituting a business pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $10,000,000;
                    (viii) to the knowledge of the Company, contains any covenant granting “most favored nation” status; or
                    (ix) is a lease for one or more parcels of real property that is or are material to the conduct of the business.
Each such Contract described in clauses (i) through (ix) is referred to as a “Material Contract.”
               (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; provided that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereof may be brought and (ii) there is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto. The Company has made available to Parent true and complete copies of each Material Contract, including any amendments or modifications thereto.

                    (c) The aggregate indebtedness for borrowed money that is outstanding or may be incurred under Contracts that would be required to be listed under section (iv) of Section 4.18(a) of the Company Disclosure Letter if clause (iv) of Section 4.18(a) did not contain an exception for Contracts entered into in the ordinary course of business that relate to obligations for borrowed money that do not exceed $10,000,000 but are not listed under such section of Section 4.18(a) of the Company Disclosure Letter is not in excess of $50,000,000.
               Section 4.19 Insurance. The Company and its Subsidiaries maintain policies of insurance in such coverage amounts and against such risks as are customary in all material respect for companies or properties of similar size in the industry in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect and, with respect to such insurance policies, no written notice of cancellation or termination has been received by the Company.
               Section 4.20 Interested Party Transactions. Since December 31, 2009, no event has occurred or transaction entered into that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC under the Exchange Act.
                Section 4.21 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Perella Weinberg Partners LP (“Perella Weinberg”), the fees and expenses of which will each be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
               Section 4.22 Opinion of Financial Advisors. The board of directors of the Company has received the opinion of Perella Weinberg, dated as of August 15, 2010, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the Merger Consideration to be received by holders of shares of Common Stock (other than Parent, Sub or any other direct or indirect wholly-owned Subsidiary of Parent) pursuant to the Merger is fair, from a financial point of view, to such holders.
               Section 4.23 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF INVESTOR, PARENT
AND SUB
          Except as disclosed in the Parent Disclosure Schedule, (i) Parent and Sub (jointly and severally) and (ii) Investor (only with respect to Sections 5.2(b), 5.3(b), 5.4(b), 5.8, 5.9, 5.10, 5.12, 5.13, 5.14 and 5.15) represent and warrant to the Company as follows:
          Section 5.1 Organization. Each of Parent and Sub is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Sub, as currently in effect, and neither Parent nor Sub is in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.
          Section 5.2 Authorization; Validity; Necessary Action.
               (a) Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent and Sub and no other action on the part of Parent or Sub is necessary to adopt this Agreement or to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and (assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
               (b) Investor has the requisite corporate power and authority to execute and deliver this Agreement and the Affiliate Commitment Letter and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Investor of this Agreement and the Affiliate Commitment Letter, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Investor and no other action on the part of Investor is necessary to adopt this Agreement or the Affiliate Commitment Letter or to authorize the execution and delivery by Investor of this Agreement or the Affiliate Commitment Letter and the consummation by it of the transactions contemplated hereby and thereby. Each of this Agreement and the Affiliate Commitment Letter has been duly executed and delivered by Investor and (with respect to this Agreement, assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of Investor, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 5.3 Consents and Approvals; No Violations.
               (a) Except for (a) filings pursuant to the HSR Act and any required filings or notifications under any foreign antitrust, competition or investment Laws, (b) applicable requirements under the Exchange Act, (c) the filing of the Certificate of Merger, (d) applicable requirements under corporation or “blue sky” laws of various states and (e) as set forth on Section 5.3 of the Parent Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational document) of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of Parent or Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect.
               (b) Except for (a) filings pursuant to the HSR Act and any required filings or notifications under any foreign antitrust, competition or investment Laws, (b) applicable requirements under the Exchange Act, (c) the filing of the Certificate of Merger and (d) applicable requirements under corporation or “blue sky” laws of various states, neither the execution, delivery or performance of this Agreement or the Affiliate Commitment Letter by Investor nor the consummation by Investor of the transactions contemplated hereby or thereby will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational document) of Investor, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Investor or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Investor, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of Investor any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have an Investor Material Adverse Effect.
          Section 5.4 Financial Statements.
               (a) Parent has made available to the Company (i) the audited statements of financial position and the related audited statements of comprehensive income and cash flows of Parent and its consolidated Subsidiaries for the years ended December 31, 2008 and December 31, 2009 and (ii) an unaudited condensed consolidated balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2010 and the related unaudited consolidated statements of operation and cash flows for the three months then ended, including the notes thereto. All of the foregoing financial statements are hereinafter collectively referred to as the “Parent Financial Statements.” The Parent Financial Statements have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).
               (b) Investor has made available to the Company (i) the audited statements of financial position and the related audited statements of comprehensive income and cash flows of Investor and its consolidated Subsidiaries for the years ended December 31, 2008 and December 31, 2009 and (ii) an aggregated balance sheet of Investor and its Affiliates as of June 30, 2010. The financial statements referred to in clause (i) of this Section 5.4(b) have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Investor and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. The financial information referred to in clause (ii) of this Section 5.4(b) have been prepared for usage by management of Investor in the ordinary course of business and fairly reflect information contained in books and records of Investor that have been maintained in accordance with past practice.
          Section 5.5 Absence of Certain Changes. Except as (a) disclosed in the Parent Financial Statements or (b) contemplated by this Agreement, since December 31, 2009 through the date hereof, Parent has not suffered a Parent Material Adverse Effect.
          Section 5.6 Compliance with Law. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.
          Section 5.7 Sub’s Operations. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
          Section 5.8 Proxy Statement. None of the information supplied by Investor, Parent or Sub specifically for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          Section 5.9 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Investor or Parent or any of their respective Subsidiaries.
          Section 5.10 Sufficient Funds. Parent has delivered to the Company complete and accurate copies of (a) an executed commitment letter (the “Debt Commitment Letter”) from Credit Suisse Securities (USA) LLC, Credit Suisse AG, HSBC Securities (USA) Inc., HSBC Bank USA, National Association, and Australia and New Zealand Banking Group Limited (the “Lenders”), pursuant to which the Lenders have committed, on the terms and subject to the conditions set forth therein, to lend the amounts set forth therein to Polaris Bridge Finance 1 LLC, a Delaware limited liability company and a wholly-owned Subsidiary of an Affiliate of Parent (“Bridge Finco”), a wholly-owned Subsidiary of Bridge Finco, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A. (collectively, the “Bridge Loan Borrowers”) for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), (b) an executed commitment letter (the “Affiliate Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from Investor, pursuant to which Investor has committed to invest the amounts set forth therein, subject to the terms and conditions set forth therein (the “Affiliate Financing” and, together with the Debt Financing, the “Financing”) and (c) the fee letter associated with the Debt Commitment Letter (the “Fee Letter”) (it being understood that such letter has been redacted to omit the fee amounts provided therein). The Affiliate Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof. Bridge Finco is an Affiliate, but not a direct or indirect Subsidiary, of Parent. As of the date hereof, and, to Parent’s knowledge as of the date hereof of existing plans and intentions, as of the Closing, subject to the satisfaction of the conditions to Parent’s obligation to consummate the Merger set forth in Article VII hereof and the accuracy in all material respects of the representations and warranties set forth in the penultimate sentence of Section 4.5(a), the funds provided by the Financing, together with Parent’s and the Company’s consolidated cash on hand (as of the date hereof and as of the Effective Time), will be, if funded at Closing, sufficient to fully fund all of Parent’s and Sub’s obligations under this Agreement in compliance with the terms hereof and the terms of the indebtedness of Parent or the Company or their respective Subsidiaries, including payment of the aggregate Merger Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement and any refinancing of indebtedness of Parent or the Company or their respective Subsidiaries in connection therewith. Except as set forth in (i) the Financing Commitments and (ii) Section 2 of the Affiliate Commitment Letter, there are no conditions precedent to the respective obligations of the Lenders to fund the Debt Financing or of Investor to fund the Affiliate Financing. There are no other agreements, side letters or arrangements that would permit the Lenders to reduce the amount of the Debt Financing, that would permit Investor to reduce the amount of the Affiliate Financing or that could otherwise affect the availability of the Debt Financing or the Affiliate Financing. The Affiliate Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of, Parent and Investor and the Debt Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of, Parent and Bridge Finco and, to the knowledge of Parent, all other parties thereto. There are no contractual or, as of the date hereof, legal restrictions that would prohibit the Bridge Note Issuers (as defined in Annex III to Exhibit B of the Debt Commitment Letter) from causing the full amount of the proceeds of the unsecured bridge loans and the proceeds of the Bridge Notes (as defined in Annex III to Exhibit B of the Debt Commitment Letter), if received by the Bridge Note Issuers, to be made available to Merger Sub in connection with the consummation of the transactions contemplated hereby. The administrative agent fee letter associated with the Debt Commitment Letter does not contain any conditions precedent to the funding of the bridge facilities contemplated by the Debt Commitment Letter or the issuance by certain Subsidiaries of Parent of senior secured notes and senior notes as contemplated by the Debt Commitment Letter. As of the date hereof, each of the Financing Commitments is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. All commitment and other fees required to be paid under the Financing Commitments on or prior to the date hereof have been paid and, as of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing that would make any of the statements (including assumptions) set forth in any of the Financing Commitments inaccurate in any material respect. Assuming no breach or default by the

Company under this Agreement, there is no fact or occurrence known to Parent or Sub as of the date of this Agreement that would cause the conditions to funding of the Financing not to be satisfied at or before the Effective Time, and, subject to such assumption, neither Parent nor Sub has reason to believe as of the date hereof that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments.
          Section 5.11 Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy in all material respects of the representations and warranties of the Company in this Agreement as of the Closing Date and compliance by the Company in all material respects with the covenants contained in this Agreement, and (c) the reasonability of any estimates, projections or forecasts of the Company and its Subsidiaries that were provided to Parent, immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (i) the fair value of the assets of Parent and its Subsidiaries (on a consolidated basis) will be in excess of their debts and liabilities, subordinated, contingent or otherwise (on a consolidated basis), (ii) the present fair saleable value of the assets of Parent and its Subsidiaries (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise (on a consolidated basis), as such debts and other liabilities become absolute and matured, (iii) Parent and its Subsidiaries (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise (on a consolidated basis), as such debts and liabilities become absolute and matured, and (iv) Parent and its Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date. Parent and Sub are not causing a transfer of property or incurrence of an obligation in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub, the Company or any Subsidiary of the Company.
          Section 5.12 Share Ownership. None of Investor, Parent, Sub or any of their respective Affiliates beneficially owns any Common Stock.
          Section 5.13 Interested Stockholder. Prior to the board of directors of the Company approving this Agreement, the Merger and the other transactions contemplated thereby for purposes of the applicable provisions of the DGCL, none of Investor, Parent, Sub or their respective Affiliates was at any time an “interested stockholder” (as defined in section 203 of the DGCL) with respect to the Company.
          Section 5.14 Absences of Arrangements with Management. Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Investor, Parent or Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or board of directors, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

          Section 5.15 Investigation by Parent and Sub. Each of Investor, Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Investor, Parent and Sub has been provided access to the records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Investor, Parent and Sub has relied solely upon the representations and warranties set forth in Article IV and its own investigation and analysis, and each of Parent and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Investor, Parent or Sub or any of their Representatives. Without limiting the generality of the foregoing, except as expressly and specifically covered by a representation or warranty set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Investor, Parent or Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Investor, Parent or Sub or their Representatives in any “data room,” confidential information memorandum or otherwise.
ARTICLE VI
COVENANTS
          Section 6.1 Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to:
               (a) (i) adopt any amendment to or other change in the certificate of incorporation or bylaws of the Company or (ii) adopt any material amendment or other material change in the certificate of incorporation or bylaws or other applicable governing instruments of any of the Company’s Subsidiaries, except, in the case of each of the foregoing clauses (i) and (ii), as may be required by the rules and regulations of the New York Stock Exchange;
               (b) except for Common Stock to be issued or delivered pursuant to the Company Options outstanding on the date hereof or pursuant to the Company’s Benefit Plans as in effect on the date hereof with respect to new hires consistent with past practice and in an amount that does not exceed 20,000 shares of Common Stock (or options or other equity based awards) in the aggregate, issue, grant, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, grant, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;
               (c) except pursuant to the Company’s Benefit Plans as in effect on the date hereof, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock;
               (d) split, combine, subdivide or reclassify any Common Stock or declare, set aside for payment or pay any dividend in respect of any Common Stock or otherwise make any payments to stockholders in their capacity as such, other than dividends by a wholly owned Subsidiary of the Company;
               (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;
               (f) other than in the ordinary course of business consistent with past practice, acquire, sell, lease or dispose of, or grant any Lien on, any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;
               (g) other than in the ordinary course of business consistent with past practice, enter into, amend in any material respect or terminate any Material Contract or any Contract that would, if in effect on the date hereof, constitute a Material Contract;
               (h) except as contemplated in the Company’s capital expenditure budget for the current fiscal year previously provided to Parent or as required for health, safety or environmental regulatory requirements, authorize, or make (i) during 2010, any commitment with respect to any single capital expenditure which is in excess of $10,000,000 or capital expenditures which are, in the aggregate, in excess of $50,000,000 and (ii) during 2011, any capital expenditures during any calendar month which are, in the aggregate, in excess of $10,000,000;
               (i) other than borrowings under its revolving credit facilities and accounts receivable securitization facility as such facilities are in effect on the date hereof made in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, except for indebtedness for borrowed money in an amount up to $25,000,000 that can be repaid at any time without premium or penalty, or assume or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company, provided that this clause (i) shall not prohibit any extension, replacement or refinancing of revolving credit facilities or the accounts receivable securitization facility, or any borrowings thereunder to the extent any replacement or refinancing facility can be repaid at any time without premium or penalty;
               (j) (i) grant any material increases in the compensation of any of the Company’s directors, officers or key employees, except in the ordinary course of business consistent with past practice and in accordance with past practice or pursuant to any collective bargaining agreement listed on Section 4.15(b) of the Company Disclosure Schedule or any Benefit Plan in effect as of the date hereof, (ii) enter into any new employment, change in control, retention, bonus or severance agreements with any director, officer or key employee, or (iii) enter into, establish, or adopt any Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees or any of their beneficiaries, except in the ordinary course of business consistent with past practice or as would not result in a material increase in cost to the Company;
               (k) except as may be contemplated by this Agreement or in the ordinary course of business consistent with past practices, terminate or materially amend any of its Benefit Plans;
               (l) change any of the accounting methods used by the Company unless required by GAAP or applicable Law;
               (m) (i) make, change or revoke any material Tax election or take any position on a material Tax Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required by applicable Law or the Code, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return that would result in a change in any material Tax liability, taxable income or loss, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax liability or (vi) surrender any claim for a material refund of Taxes;

               (n) (i) settle or compromise any litigation except if it does not involve a grant of injunctive relief against the Company or one of its Subsidiaries and any amount paid to the other party (including as reimbursement of legal fees and expenses) does not exceed $5,000,000 or, if greater, the total incurred case reserve amount for such matter, as of the date of this Agreement, maintained by the Company or (ii) make any voluntary contribution to any of the Company’s pension plans or any other commitment or concession to or agreement with any Governmental Entity with respect thereto; or
               (o) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
          Section 6.2 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants, Financing Sources and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties, Contracts, assets, liabilities and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party so long as the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) waive any attorney-client or other legal privilege so long as the Company shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The confidentiality agreement, dated May 25, 2010 (the “Confidentiality Agreement”), between the Company and Investor shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.
          Section 6.3 Acquisition Proposals.
               (a) The Company will not, and will cause its Subsidiaries not to, and will instruct and use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective officers, directors, employees and other Representatives not to, (i) initiate or solicit or knowingly encourage, directly or indirectly, any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below,

(A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person(s) relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement in connection with the actions contemplated by Section 6.3(b) that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement) or (D) grant any waiver, amendment or release under any standstill obligation. The Company shall, and shall direct each of its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than Parent or Sub) that has made or indicated an intention to make an Acquisition Proposal.
               (b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Requisite Vote, in the event that the Company receives a bona fide written Acquisition Proposal, the Company and its board of directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information to, any Person making such Acquisition Proposal and its Representatives or potential sources of financing (provided that (i) such Person shall have first entered into a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and (ii) all such information has previously been provided or made available to Parent or is provided or made available to Parent substantially concurrently with the time it is so furnished) if, prior to taking any action described in this Section 6.3(b), the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Person is reasonably likely to submit to the Company an Acquisition Proposal that is a Superior Proposal.
               (c) The Company will promptly (and in any event within one (1) Business Day) notify Parent of the receipt by the Company of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal (including furnishing copies of any written materials evidencing such Acquisition Proposal). The Company will keep Parent reasonably informed on a reasonably current basis of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto (including promptly furnishing copies of any written materials evidencing such material amendments or proposed amendments) and will promptly notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.
               (d) The board of directors of the Company shall not (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) qualify, modify or amend in a manner adverse to Parent or withhold or withdraw (or publicly propose to do any of the foregoing) the

Company Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”); provided that the board of directors of the Company may, at any time prior to obtaining the Company Requisite Vote, make a Change in Recommendation (x) if an event, fact, development or occurrence that affects the business, assets or operations of the Company that is unknown to the Company’s board of directors as of the date of this Agreement (an “Intervening Event”) becomes known to the Company’s board of directors if the Company’s board of directors has, as a result thereof, determined, in good faith (after consultation with its outside counsel and financial advisor), that the failure to make a Change in Recommendation would be reasonably likely to violate the directors’ fiduciary duties under applicable Law or (y) in response to a Superior Proposal.
               (e) Notwithstanding anything to the contrary contained in this Agreement, the Company may not make a Change in Recommendation (including any disclosure pursuant to Section 6.3(f) that would constitute a Change in Recommendation) unless (i) it notifies Parent in writing of its intention to take such action at least five (5) Business Days prior to taking such action, specifying the basis for the Change in Recommendation in the case of an Intervening Event and, in the case of a Superior Proposal, the material terms thereof, the identity of the Person(s) making such Superior Proposal and copies of all relevant documents from such Person(s) relating to such Superior Proposal, and (ii) Parent does not make, after being provided with reasonable opportunity to negotiate with the Company and its Representatives, within such five (5) Business Day period, an offer that the board of directors of the Company determines, in good faith after consultation with its outside counsel and financial advisors, is at least as favorable to the Company’s stockholders as such Superior Proposal or, in the case of a proposed Change in Recommendation as a result of an Intervening Event, obviates the need for such a Change in Recommendation. Any material amendment or modification to any Superior Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3; provided that the notice period and the period during which the Company and its Representatives are required to negotiate in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent in response to such new Acquisition Proposal pursuant to this paragraph (e) above shall expire on the later to occur of (x) two (2) Business Days after the Company provides written notice of such new Acquisition Proposal to Parent and (y) the end of the original five (5) Business Day period described above in this paragraph (e).
               (f) Nothing contained in this Section 6.3 shall be deemed to prohibit the Company or the Company’s board of directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or (ii) making any disclosure to its stockholders if the board of directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided that any such disclosure (other than a “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or any similar communication to the stockholders of the Company) shall be deemed for all purposes of this Agreement to be a Change in Recommendation unless the Company’s board of directors publicly states that it has not changed its previous recommendation with respect to the Merger within three (3) Business Days following any request by Parent.
          Section 6.4 Employee Benefits.
               (a) For a period of one (1) year following the Effective Time (the “Continuation Period”), except as may otherwise be agreed, Parent shall cause the Surviving Corporation to provide to each employee of the Company and its Subsidiaries who is not represented by a union or labor organization (each, a “Non-Union Employee”) (i) compensation (including base salary, incentive compensation opportunities, and cash amounts equal to the value of equity compensation (determined based on the grant-date fair value) granted in the ordinary course (as opposed to special, one-time grants) and employee benefits to such Non-Union Employees for 2010, but excluding any compensation triggered in whole or in part by the consummation of the transactions contemplated hereby) that is no less favorable in the aggregate to the compensation and employee benefits provided to such Non-Union Employee immediately prior to the Effective Time, provided that neither the base salary nor the incentive compensation opportunities shall be reduced from the levels provided to the Non-Union Employees immediately prior to the Effective Time. The parties hereto acknowledge and agree that the Non-Union Employees will not participate in any stock based compensation plans or programs following the Effective Time. Subject to the foregoing, nothing herein shall prevent the Surviving Corporation from amending or terminating any employee benefit plan, program or arrangement following the Effective Time to the extent permitted under the terms of any such employee benefit plan, program or arrangement. With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries following the Effective Time and in which Non-Union Employees participate (the “Parent Plans”), for purposes of determining eligibility to participate, vesting and entitlement to benefits (but not for accrual of pension benefits) service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent or its Subsidiaries, as applicable; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Each Parent Plan shall waive pre-existing condition limitations to the extent waived or not applicable under the applicable Benefit Plan. Non-Union Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.
               (b) As of the Effective Time, Parent shall cause the Surviving Corporation and the appropriate Subsidiaries of the Surviving Corporation to assume (as appropriate) and honor in accordance with their terms the employment, employment termination, severance and other compensation agreements, plans and arrangements (collectively, the “Continuing Company Plans”), in each case existing immediately prior to the execution of this Agreement; provided, however, that, subject to the limitations set forth in Section 6.4(a), nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Continuing Company Plan to the extent permitted under the terms of the applicable Continuing Company Plan.
               (c) With respect to any Non-Union Employee not covered by the Company’s Amended and Restated Change in Control Severance Benefit Plan for Key Executives, if Parent or the Surviving Corporation terminates the employment of such Non-Union Employee during the Continuation Period, Parent shall cause the Surviving Corporation to pay to such Non-Union Employee severance benefits as set forth in Section 6.4(d) of the Company Disclosure Schedule.
               (d) With respect to employees of the Company and its Subsidiaries who are represented by a union or labor organization (the “Union Employees”), Parent agrees to cause the Surviving Corporation or one of its Subsidiaries to assume and honor all existing collective bargaining agreements between the Company or one of its Subsidiaries and a labor union or labor organization and provide such Union Employees with compensation and benefits as set forth in such collective bargaining agreements.
          Section 6.5 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Unless the Company’s board of directors has effected a Change in Recommendation, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements.
          Section 6.6 Directors’ and Officers’ Insurance and Indemnification.
               (a) From and after the Effective Time, Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) honor any existing indemnification agreements to which the Company is a party and (ii) indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law. The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and by-laws of the Company on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties.
               (b) Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that Parent and the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to the Insured Parties. Alternatively, at Parent’s option, Parent may cause the Surviving Corporation to purchase at or after the Effective Time, or at the Company’s option (subject to Parent’s consent, which consent shall not be unreasonably withheld), the Company may purchase prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.
               (c) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.6.
               (d) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the certificate of incorporation and by-laws of the Surviving Corporation.
               (e) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

          Section 6.7 Proxy Statement.
               (a) The Company shall, in accordance with applicable Law and its certificate of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof for the purpose of considering the adoption of this Agreement and the approval of the Merger. Unless required by applicable Law, the Company shall not postpone the Company Special Meeting, or adjourn the Company Special Meeting if a quorum is present, without the prior written consent of Parent.
               (b) In connection with the Company Special Meeting, as soon as practicable (and in any event within ten (10) Business Days) following the date hereof, the Company shall prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and any other applicable Laws. The Company shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement (which comments shall be reasonably considered by the Company). The Company will advise Parent promptly of any comments on the Proxy Statement by the SEC and responses thereto or requests by the SEC for additional information. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall consult with Parent and reasonably consider in good faith its comments prior to responding to SEC comments with respect to the Proxy Statement. Subject to the provisions of this Agreement, the Proxy Statement shall include the Company Recommendation and the Company shall use its reasonable best efforts to obtain the Company Requisite Vote; provided, however that if the Company’s board of directors effects a Change in Recommendation in accordance with Section 6.3, the Company may cease to use such efforts. A Change in Recommendation permitted by Section 6.3 will not constitute a breach by the Company of this Agreement.
               (c) Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Section 8.1, the Company, regardless of whether the board of directors has approved, endorsed or recommended an Acquisition Proposal or has effected a Change in Recommendation, but in compliance with the DGCL, will call, give notice of, convene and hold the Company Special Meeting as soon as reasonably practicable following the date hereof and will submit this Agreement for adoption by the stockholders of the Company at the Company Special Meeting.
          Section 6.8 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any

Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity beyond the Termination Date without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Without limiting this Section 6.8, Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the condition to the Closing regarding expiration of the waiting period under the HSR Act to be satisfied no later than five days prior to the Termination Date, including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or the Company or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the Closing. Notwithstanding the foregoing, the obligations of this Section 6.8 shall not apply to each of Parent and Sub if compliance with this Section 6.8 would result in, or would reasonably be expected to result in, a material adverse effect on the combined business of Parent and the Surviving Corporation at or after the Effective Time.
          Section 6.9 Financing.
               (a) Parent and Sub acknowledge and agree that their obligation to consummate the Closing is not subject to a financing condition under Article VII.
               (b) Parent and Sub shall use their (and Parent shall cause Reynolds Group Holdings Inc. to use its) reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments, (ii) enter into definitive agreements with respect thereto in a timely manner and on the terms and subject to the conditions contained in the Financing Commitments and (iii) satisfy on a timely basis all conditions applicable to Parent, Reynolds Group Holdings Inc. and Sub contained in such definitive agreements. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) Parent shall promptly notify the Company and (B) Parent and Sub shall use their (and Parent shall cause Reynolds Group Holdings Inc. to use its) reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are, in the aggregate, no more materially adverse to Parent, Sub or the Company, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto, provided that, for the avoidance of doubt, neither Parent nor Sub shall be required to seek equity financing from any source other than the Investor, or in any amount in excess of or in any form other than that contemplated by the Affiliate Commitment Letter (such definitive agreements entered into pursuant to the first or second sentence of this Section 6.9(b) being referred to as the “Financing Agreements”). All obligations of the parties set forth in this Agreement with respect to the Financing shall apply with respect to any Financing Agreements. Parent and Sub shall (and Parent shall cause Reynolds Group Holdings Inc. to) seek to cause (i) Bridge Finco and the other Bridge Loan Borrowers to draw the bridge facilities contemplated by the Debt Commitment Letter or any Financing Agreements and/or (ii) certain Subsidiaries of Parent to issue the Senior Notes, in each case, to the extent necessary to cause the Closing to occur within five (5) Business Days of the first date upon which all conditions set forth in Section 7.1 and Section 7.2 (other than Section 7.2(c)) are satisfied. Parent and Sub shall, shall cause their Subsidiaries to, and shall use their reasonable best efforts to cause their Representatives to, comply with the terms, and satisfy on a timely basis the conditions, of the Financing Commitments, the Financing Agreements and any related fee and engagement letters. Parent shall (x) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any material breach by any party of any of the Financing Commitments or the Financing Agreements of which Parent or Sub becomes aware or any termination thereof and (z) otherwise keep the Company reasonably informed of the status of Parent’s and Sub’s efforts to arrange the Financing (or any replacement thereof). Parent and Sub shall have the right from time to time to amend, replace, supplement or otherwise modify each of the Financing Commitments; provided that any such amendment, replacement, supplement or other modification shall not (1) reduce the amount of the Financing to an amount below the amount that is required, together with Parent’s and the Company’s consolidated cash on hand that is not restricted cash or otherwise unavailable to fund Parent’s and Sub’s obligations under this Agreement, to fully fund all of Parent’s and Sub’s obligations under this Agreement, (2) expand upon in any material respect the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Financing Commitments, or (3) contain terms that would reasonably be expected to prevent, impede or materially delay the consummation of the Closing beyond the timing contemplated by the prior Financing Commitments; and in any event, Parent shall disclose to the Company promptly its intention to amend, replace, supplement or modify any of the Financing Commitments and shall keep the Company reasonably informed of the terms thereof; provided, further, that notwithstanding the foregoing, Parent and Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement. Any reference in this Agreement to (I) “Financing”, “Affiliate Financing” or “Debt Financing” shall include such financing as amended, replaced, supplemented or modified as contemplated by this Section 6.9(b) and (II) “Financing Commitments”, “Affiliate Commitment Letter” or “Debt Commitment Letter” shall include such documents as amended, replaced, supplemented or modified as contemplated by this Section 6.9(b).
               (c) The Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause the Company’s and each of its Subsidiaries’ Representatives to, at Parent’s sole expense, reasonably cooperate to assist Parent and Sub in causing the conditions in the Financing Commitments to be satisfied and as otherwise may be necessary or desirable in connection with the arrangement and consummation of the Financing (including, for the avoidance of doubt the Senior Notes), the Debt Tender Offer and the Consent Solicitation as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere (giving due regard for the complexity and anticipated timing of the Financing, the Debt Tender Offer and the Consent Solicitation) with the ongoing operations of the Company and its Subsidiaries). Such cooperation shall include, at the reasonable request of Parent,
                    (i) participating in a reasonable amount of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;
                    (ii) assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, high-yield offering prospectuses or memoranda required in connection with the Financing;
                    (iii) furnishing Parent and its Financing Sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing, including all financial statements and projections, comfort letters and other pertinent information reasonably required by the Financing Commitments and all financial statements, pro forma financial information, financial data, audit reports and other information of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of non-convertible debt securities of the Company or as otherwise reasonably required in connection with the Debt Financing and the transactions contemplated by the Financing Commitments and this Agreement (all such information in this clause (iii), the “Required Information”);
               (iv) using reasonable best efforts to obtain customary consents, landlord waivers and estoppels, non-disturbance agreements, legal opinions, surveys and title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent, provided that such documents will not take effect until the Effective Time;
               (v) taking all actions reasonably necessary to (x) permit the prospective lenders involved in the Financing to evaluate the Company and its and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (y) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements shall not become active or take effect until the Effective Time;
               (vi) executing and delivering, immediately prior to the consummation of the Debt Financing, definitive documentation in connection with the Debt Financing or the pledging of collateral on terms satisfactory to the Parent, including credit agreements, indentures, purchase agreements and pledge and security documents, provided that such documents will not take effect until the Effective Time;
               (vii) at the Company’s option, taking or appointing a Representative of Parent to, take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing immediately following the Effective Time;
               (viii) taking all actions reasonably desirable to permit the discharge as of the Effective Time of any indebtedness, liens, hedge agreements or other obligations of the Company and its Subsidiaries in connection with the Financing, including obtaining customary payoff letters, lien terminations and other instruments of discharge;
               (ix) furnishing to the Parent and the Lenders promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;
               (x) otherwise cooperating with the marketing efforts of the Parent and the Financing Sources in connection with the Debt Financing as necessary or reasonably requested by the Parent; and
               (xi) providing supporting data and information as is reasonably required to enable Parent to prepare any schedule describing the material qualitative and quantitative differences between the Company’s financial statements prepared in accordance with GAAP and the Company’s financial statements prepared in accordance with International Financial Reporting Standards in connection with the Debt Financing.
               (d) As of the date hereof, it is the good faith intention of Parent and Sub to seek to market all or a portion of the Debt Financing immediately after the date hereof and on an ongoing basis, and Parent and Sub may seek to consummate all or a portion of the Debt Financing prior to the commencement of the Marketing Period hereunder. In this regard, the Company acknowledges that its cooperation obligations in Section 6.9(c) include the obligation to cooperate with any such efforts.
               (e) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time for which it is not reimbursed or indemnified by Parent. If the Effective Time does not occur, the Company, its Subsidiaries and their respective officers, directors, advisors and Representatives shall be indemnified and held harmless by Parent for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing (other than to the extent such losses arise from the misconduct of or breach of this Agreement by the Company, any of its Subsidiaries or their respective officers, directors, advisors and representatives) and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries).
               (f) Each of Parent and Sub acknowledges and agrees that the Company and its Affiliates and employees of the Company and its Affiliates have no responsibility for any financing that Parent or Sub may raise in connection with the transactions contemplated hereby.

               (g) Investor hereby agrees to perform its obligations under the Affiliate Commitment Letter.
               (h) Parent shall prepare the reconciliation schedules contemplated by clause (xi) of Section 6.9(c) with respect to either (as Parent may elect) (i) the quarterly financial statements of the Company for the period ended June 30, 2010 as promptly as reasonably practicable after the date hereof or (ii) the quarterly financial statements for the period ended September 30, 2010 as promptly as reasonably practicable after such financial statements are received by Parent (using supporting data and information provided by the Company), in each case regardless of whether such schedules are anticipated to be used in the marketing of any Debt Financing, so as to determine and inform the Company regarding the information and calculations required to prepare such reconciliation schedules, with a view to streamlining the process of preparing such schedules in anticipation of future marketing efforts or the Marketing Period.
          Section 6.10 Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and the Financing Commitments, (b) cause Sub to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.
          Section 6.11 Transaction Litigation. The Company shall control, and the Company shall give Parent the opportunity to participate in the defense, settlement and/or prosecution of any Actions commenced or, to the Company’s knowledge, threatened against, relating to or otherwise affecting the Company or any of its Subsidiaries in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”); provided, that neither the Company nor any of its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation (other than any settlement solely for monetary damages in an amount less than $5,000,000) or consent to the same unless Parent shall have consented thereto in writing, which consent shall not be unreasonably withheld, delayed or conditioned; provided, further, that after receipt of the Company Requisite Vote, the Company shall cooperate with Parent and, if requested by Parent, use its reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent’s direction, except that in no event shall the Company be required to agree to any such settlement that would require the Company or any of its Subsidiaries to take or refrain from taking any action, or to pay any amount, prior to the Closing.
          Section 6.12 Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent the resignation of all members of the Company’s board of directors who are in office immediately prior to the Effective Time from the board of directors or similar governing body of each of the Company’s Subsidiaries, which resignations shall be effective at the Effective Time.

          Section 6.13 Actions with Respect to Existing Change of Control Notes.
               (a) As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall or shall cause the issuer of the Existing Change of Control Notes to take the following actions on such terms and conditions that are consistent with the requirements of the Existing Change of Control Notes and otherwise reasonably specified, from time to time, by Parent: (i) make an offer to purchase with respect to all of the outstanding aggregate principal amount of the Existing Change of Control Notes (the “Debt Tender Offer”), (ii) commence one or more consent solicitations (the “Consent Solicitation”) to amend the Indenture to remove the significant negative covenants and default provisions therefrom with respect to the Existing Change of Control Notes, (iii) to the extent the conditions to the effectiveness of the Consent Solicitation (other than those conditions that can only be satisfied upon the closing of the Consent Solicitation and related tender offer) have not been satisfied on or prior to the 35th day before the Closing Date, commence one or more Change of Control Offers (as defined in the Indenture) for the Existing Change of Control Notes such that the requirements to make a Change of Control Offer under the Indenture with respect to the Existing Change of Control Notes on or prior to the Closing Date shall have been satisfied, (iv) on or prior to the Closing Date, purchase each Existing Change of Control Note validly tendered pursuant to the Debt Tender Offer and validly tendered and not withdrawn pursuant to the Change of Control Offer and (v) on or prior to the Closing Date, to the extent any 2012 Notes are not validly tendered pursuant to the Debt Tender Offer or the Change of Control Offer or are withdrawn, make arrangements satisfactory to the Trustee to deliver a notice of optional redemption for the 2012 Notes and deposit funds with the Trustee sufficient to make the optional redemption payment and satisfy and discharge such 2012 Notes pursuant to the terms thereof (the “Optional Redemption” and together with the transactions described in (i) to (iv) above, the “Change of Control Refinancing”), and Parent shall assist the Company in connection with the Change of Control Refinancing. Notwithstanding the foregoing, (x) the closing of any Change of Control Refinancing shall be conditioned on the occurrence of the Closing and funded by amounts provided by Parent or one of its Subsidiaries, and (y) the Company and its Subsidiaries shall not be required to take any action in violation of Law or the Indenture in connection with the Change of Control Refinancing. The Company shall provide, shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Change of Control Refinancing.
               (b) Parent shall prepare all necessary and appropriate documentation (including, if applicable, all mailings to the holders of the Existing Change of Control Notes and all SEC filings) in connection with the Change of Control Refinancing. Parent and the Company shall reasonably cooperate with each other in the preparation of such documentation, which shall be subject to the prior review of, and comment by, the Company. If at any time prior to the completion of the Change of Control Refinancing any information in such documentation should be discovered by the Company or Parent that should be set forth in an amendment or supplement to such documentation, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent (subject to the review of, and comment by, the Company) describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Existing Change of Control Notes.
               (c) Parent shall promptly, upon request by the Company, reimburse the Company for all documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.13. Without duplication of any amounts reimbursed by Parent pursuant to the immediately foregoing sentence, Parent shall indemnify and hold harmless the Company, its Affiliates and their respective officers, advisors and Representatives from and against any and all losses, damages, claims, costs, expenses, interests, awards, judgments and penalties suffered or incurred by any of them of any type in connection with the Change of Control Refinancing and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its Affiliates) to the fullest extent permitted by applicable Law.
ARTICLE VII
CONDITIONS
          Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:
               (a) the Company Requisite Vote shall have been obtained;
               (b) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting (temporarily, preliminarily or permanently) consummation of the Merger on the terms contemplated by this Agreement; and
               (c) all applicable waiting periods shall have expired or been terminated or applicable approvals shall have been obtained under (i) the HSR Act and (ii) the non-United States merger control, competition or foreign investment Laws listed on Section 7.1 of the Company Disclosure Schedule.

          Section 7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:
               (a) each of the representations and warranties of the Company (i) other than those set forth in Section 4.2 (Capitalization), Section 4.3 (Authorization; Validity of Agreement; Company Action), Section 4.17 (Board Vote; Company Requisite Vote; Takeover Statute), Section 4.21 (Brokers or Finders) and Section 4.22 (Opinion of Financial Advisors) shall be true and accurate when made and as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) set forth in Section 4.3 (Authorization; Validity of Agreement; Company Action), Section 4.17 (Board Vote; Company Requisite Vote; Takeover Statute), Section 4.21 (Brokers or Finders) and Section 4.22 (Opinion of Financial Advisors) shall be true and accurate when made and as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period) and (iii) set forth in Section 4.2 (Capitalization) shall be true and accurate when made and as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except for inaccuracies that are, in the aggregate, de minimis;
               (b) the Company shall have performed in all material respects all of the obligations, and complied in all material respects with all of the agreements, required to be performed by, or complied with by it, under this Agreement at or prior to the Closing (it being understood and agreed that any inability of Parent and Sub to obtain the Financing that results primarily from a breach of any covenant or other agreement in this Agreement by the Company shall be deemed a failure of the condition set forth in this Section 7.2(b) to be satisfied; provided that Parent notified the Company in writing of such breach as soon as reasonably practicable after Parent became aware of such breach);
               (c) Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;
               (d) since the date of this Agreement, there shall not have occurred any fact, circumstance, change, event, development or effect that, individually or in the aggregate, constitutes a Company Material Adverse Effect;

               (e) the Company shall have delivered to Parent an affidavit, dated as of the Closing Date, setting forth the Company’s name, address and federal employer identification number and stating under penalties of perjury that the Company is not and has not during the previous five years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; and
               (f) unless (x) Parent (and/or any of its Subsidiaries or Affiliates) shall have received at least $5,000,000,000 in net proceeds as contemplated by the Debt Commitment Letter (whether through new term loans under Parent’s existing credit agreement, the issuance of the Senior Notes or otherwise) prior to the commencement of the Marketing Period and (y) such proceeds, if funded into escrow, shall remain in escrow as of the date the Closing is required to occur pursuant to Section 2.3 (assuming for this purpose that the condition in this Section 7.2(f) has been satisfied), the Marketing Period shall have occurred and been completed.
          Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:
               (a) each of the representations and warranties of Investor, Parent and Sub shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have, with respect to Investor, an Investor Material Adverse Effect or, with respect to Parent and Sub, a Parent Material Adverse Effect;
               (b) each of Investor, Parent and Sub shall have performed in all material respects all of the respective obligations, and complied in all material respects with all of the respective agreements, required to be performed by, or complied with by, Investor, Parent or Sub, as the case may be, under this Agreement at or prior to the Closing; and
               (c) the Company shall have received certificates signed by an executive officer of Investor and an executive officer of Parent, dated as of the Closing Date, each to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
          Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement in accordance with and subject to such party’s obligations under this Agreement.

ARTICLE VIII
TERMINATION
          Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval of this Agreement:
               (a) by the mutual written agreement of the Company and Parent.
               (b) by either the Company or Parent:
               (i) if the Merger shall not have occurred on or prior to the seven month anniversary of the date of this Agreement (the “Termination Date”); provided however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; and provided further, however, that if, as of the Termination Date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the Closing), other than the conditions set forth in Section 7.1(b) or Section 7.1(c) due to the failure to receive any required consent or clearance under applicable Antitrust Laws from a Governmental Entity of competent jurisdiction or any action by any Governmental Entity of competent jurisdiction to prevent the Merger for antitrust reasons, then Parent may extend the Termination Date to the ten-month anniversary of the date of this Agreement, in which case the Termination Date shall be deemed to be for all purposes such date;
               (ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or
               (iii) if the Company Special Meeting shall have been duly called and held and shall have concluded without obtaining the Company Requisite Vote.
               (c) by the Company
               (i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be or become untrue, which in any case would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b); provided that (x) if such breach is curable by Parent and Sub through the exercise of their reasonable best efforts and Parent and Sub are exercising their reasonable best efforts to cure such breach, the Company may not terminate this Agreement as a result of such breach unless such breach is not cured on or prior to the date that is the earlier of thirty (30) days after the Company has provided written notice of such breach to Parent or the Termination Date, and (y) the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it is then in material breach of any of its covenants or other agreements contained in this Agreement; or
               (ii) if all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than conditions that by their terms are to be satisfied by deliveries to Parent under Sections 7.2(c) and 7.2(e) at the Closing) and Parent and Sub fail to complete the Closing when required pursuant to Section 2.3, provided that the Company may not terminate this Agreement as a result of such failure unless such breach is not cured on or prior to the date that is the earlier of thirty (30) days after the Company has provided written notice of such failure to Parent or the Termination Date.
               (d) by Parent:
               (i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, which in any case would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b); provided that (x) if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company is exercising its reasonable best efforts to cure such breach, Parent may not terminate this Agreement as a result of such breach unless such breach is not cured on or prior to the date that is the earlier of thirty (30) days after Parent has provided written notice of such breach to the Company or the Termination Date, and (y) the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it is then in material breach of any of its covenants or other agreements contained in this Agreement; or
               (ii) if the Company’s board of directors shall have effected a Change in Recommendation.
Section 8.2 Effect of Termination.
               (a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Investor, Parent, Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Investor, Parent, Sub and the Company, the obligations pursuant to this Section 8.2, Article IX and the last sentence of Section 6.2 and provided that, notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive any such termination in accordance with its terms. Nothing contained in this Section 8.2 shall relieve Investor, Parent, Sub or the Company, subject to Section 9.11, from liability for fraud or willful breach of any of its covenants or agreements in this Agreement, or as provided for in the Confidentiality Agreement. For purposes of this Agreement, “willful breach” means a material breach that (1) is a consequence of an act undertaken or omitted by a party with the knowledge (actual or constructive) that the taking or omitting of such act would, or would be reasonably expected to, cause a breach of this Agreement and (2) would prevent or materially delay the Closing or give another party to this Agreement the right not to consummate the Merger; it being understood and agreed that (x) a failure by Parent or Sub to consummate the Closing as a result of their inability to obtain the Financing shall not, in and of itself, be deemed to constitute a willful breach and (y) any breach of Section 6.3 that meets the description of clause (1) of this definition shall constitute a willful breach.
               (b) If this Agreement is terminated
               (i) (x) by Parent or the Company pursuant to Section 8.1(b)(iii), or (y) by Parent pursuant to Section 8.1(d)(ii), and such termination occurs after the fifth (5th) day following the date on which the Company makes a Change of Recommendation in response to a Superior Proposal and (A) in the case of a termination described in clause (x) of this Section 8.2(b)(i), there has been publicly disclosed after the date of this Agreement and prior to the time of the Company Special Meeting, an Acquisition Proposal which is not withdrawn prior to the time of the Company Special Meeting, and (B) in the case of a termination described in either clause (x) or clause (y) of this Section 8.2(b)(i), within twelve (12) months after such termination, either (1) the Company enters into a definitive agreement with respect to a transaction pursuant to any Acquisition Proposal or (2) such a transaction occurs, then the Company shall pay to or at the direction of Parent a termination payment of $160,000,000 in cash (the “Termination Payment”), within two (2) Business Days after the consummation of the transaction contemplated by clause (B) above; provided, that, solely for the purposes of this Section 8.2(b), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references in such definition to 25% shall be changed to 51%; and
               (ii) by Parent pursuant to Section 8.1(d)(ii) (x) in the case of a Change in Recommendation in response to a Superior Proposal, and such termination occurs on or prior to the fifth (5th) day following the date on which the Company makes a Change of Recommendation in response to a Superior Proposal, or (y) in the case of a Change in Recommendation for any other reason, at any time, then the Company shall pay to or at the direction of Parent the Termination Payment.
               (c) If Parent has not extended the Termination Date pursuant to Section 8.1(b)(i) and this Agreement is terminated by:
               (i) the Company or Parent pursuant to Section 8.1(b)(i) or the Company pursuant to Section 8.1(c)(i), and, at such time,
                    (1) all the conditions set forth in Section 7.1 and Section 7.2 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the Closing or are not satisfied due to a willful breach by Investor, Parent or Sub of any of their respective covenants or other agreements in this Agreement), and the Closing did not occur when required under Section 2.3 then (i) Parent shall pay to the Company a fee of $250,000,000 in cash (the “Parent Fee”) if none of Investor, Parent or Sub are in willful breach of its covenants or other agreements in this Agreement and (ii) Parent shall pay a fee of $500,000,000 (the “Maximum Amount”) if Investor, Parent or Sub are in willful breach of any of their respective covenants or other agreements in this Agreement; provided that Parent shall not be required to pay any such amount if the Financing would not have been available as a result of the failure of the representations and warranties of the Company set forth in the penultimate sentence of Section 4.5(a) to be true and correct in all material respects; or
                    (2) (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the Closing), other than the conditions set forth in Section 7.1(b) or Section 7.1(c) due to the failure to receive any required consent or clearance under Antitrust Laws from a Governmental Entity of competent jurisdiction or any action by any Governmental Entity of competent jurisdiction to prevent the Merger for antitrust reasons and (B) the failure of the conditions set forth in Section 7.1(b) or Section 7.1(c) to be satisfied was not due to any requirement by any Governmental Entity as a condition to its approval of the transactions contemplated hereby that Parent or Sub agree to any divestiture or restriction that would, or would reasonably be expected to, result in a material adverse effect on the combined business of Parent and the Surviving Corporation at or after the Effective Time, then Parent shall pay to the Company the Maximum Amount; provided that (x) if Parent would not have been able to consummate the Closing because the Financing would not have been available and none of Investor, Parent or Sub is in willful breach of its covenants or other agreements in this Agreement, Parent shall only be obligated to pay to the Company the Parent Fee, and not the Maximum Amount and (y) Parent shall not be required to pay the Parent Fee or the Maximum Amount if the Financing would not have been available as a result of the failure of the representations and warranties of the Company set forth in the penultimate sentence of Section 4.5(a) to be true and correct in all material respects;
               (ii) the Company pursuant to Section 8.1(c)(ii), then (x) Parent shall pay to the Company the Parent Fee, if none of Investor, Parent or Sub is in willful breach of its covenants or agreements in this Agreement, and (y) Parent shall pay the Maximum Amount, if any of Investor, Parent or Sub is in willful breach of its covenants or other agreements in this Agreement; provided that Parent shall not be required to pay any such amount if the Financing would not have been available as a result of the failure of the representations and warranties of the Company set forth in the penultimate sentence of Section 4.5(a) to be true and correct in all material respects.
               (d) If Parent has extended the Termination Date pursuant to Section 8.1(b)(i) and this Agreement is terminated by:
               (i) the Company or Parent pursuant to Section 8.1(b)(i) or the Company pursuant to Section 8.1(c)(i) and, at such time, (x) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms are to be satisfied by deliveries at the Closing), other than the conditions set forth in Section 7.1(b) and Section 7.1(c) due to the failure to receive any required consent or clearance under Antitrust Laws from a Governmental Entity of competent jurisdiction or any action by any Governmental Entity of competent jurisdiction to prevent the Merger for antitrust reasons and (y) the failure of the conditions set forth in Section 7.1(b) or Section 7.1(c) to be satisfied was not due to any requirement by any Governmental Entity as a condition to its approval of the transactions contemplated hereby that Parent or Sub agree to any divestiture or restriction that would, or would reasonably be expected to, result in a material adverse effect on the combined business of Parent and the Surviving Corporation at or after the Effective Time, then Parent shall pay to the Company the Maximum Amount; or
               (ii) the Company pursuant to Section 8.1(c)(ii), then Parent shall pay to the Company the Maximum Amount; provided that Parent shall not be required to pay any such amount if the Financing would not have been available as a result of the failure of the representations and warranties of the Company set forth in the penultimate sentence of Section 4.5(a) to be true and correct in all material respects.

               (e) If (i) this Agreement is terminated by (A) the Company or Parent pursuant to Section 8.1(b)(i) and at such time all the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied by deliveries at the Closing or are not satisfied due to a willful breach by the Company of any of its covenants or other agreements in this Agreement), (B) Parent pursuant to Section 8.1(d)(i) or (C) Parent pursuant to Section 8.1(d)(ii), (ii) the Debt Financing has been funded or, absent a breach of any covenant or other agreement in this Agreement by the Company (provided that if any such breach occurred prior to the date of termination, that Parent notified the Company in writing of such breach as soon as reasonably practicable after Parent became aware of such breach) or absent a failure of the representations and warranties of the Company set forth in the penultimate sentence of Section 4.5(a) to be true and correct in all material respects, would be available at the Closing and (iii) the Company has willfully breached any of its covenants or other agreements in this Agreement, then the Company shall pay to Parent the Maximum Amount, less the amount of any Termination Payment previously paid to Parent by the Company.
               (f) Except as otherwise specified in this Section 8.2, any required payment of the Termination Payment, the Parent Fee or the Maximum Amount shall be made as promptly as reasonably practicable, and, in any event, within two (2) Business Days, following the applicable termination.
               (g) All payments contemplated by this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the applicable party and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. The parties hereto agree that in no event shall (i) the Company be required to pay the Termination Payment (which, for the avoidance of doubt, shall be credited against any payment of the Maximum Amount that may be required to be paid by the Company) or the Maximum Amount on more than on occasion and (ii) Parent be required to pay the Parent Fee (which, for the avoidance of doubt, shall be credited against any payment of the Maximum Amount that may be required to be paid by Parent) or the Maximum Amount on more than one occasion. Notwithstanding any other provision of this Agreement, if Parent provides the Company with an IRS Form W-8BEN prior to the payment of any payment contemplated by this Section 8.2 claiming that such payment is not subject to U.S. federal withholding Tax under the Convention Between the United States of America and New Zealand for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, then (i) the Company shall not (absent a change in Law) withhold any U.S. federal withholding Tax from the payment of any such payment and (ii) Parent shall indemnify the Company for (and hold it harmless against) the full amount of any losses of the Company or any Affiliate arising from an assertion by any Governmental Entity that such payment was subject to U.S. federal withholding Tax, including, but not limited to, any such U.S. federal withholding Tax, any interest or penalties related thereto, any Taxes imposed or asserted on or attributable to amounts payable under this Section 8.2(g) and any reasonable third-party expenses incurred by the Company in connection with an assertion by any Governmental Entity, that such payment was subject to U.S. federal withholding Tax whether or not any such were correctly or legally imposed or asserted by the relevant Governmental Entity. At the Company’s option, (i) Parent shall control the portion of any audit or other proceeding that may give rise to an indemnity payment pursuant to this Section 8.2(g) or (ii) the Company shall control such portion of any audit or other proceeding and shall permit Parent to fully participate in such portion. Neither Parent nor the Company shall settle the portion of any audit or other proceeding that may give rise to an indemnity payment pursuant to this Section 8.2(g) without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall promptly inform the other party upon receipt of any claim from any Governmental Entity that could reasonably be expected to give rise to an indemnity claim pursuant to this Section 8.2(g).
               (h) Notwithstanding anything to the contrary in this Agreement, (i) in the event Investor, Parent and Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.11, the Company’s sole and exclusive remedy against Investor, Parent, Sub, or any of their respective Covered Persons in respect of this Agreement, any agreement executed in connection herewith, including, without limitation, the Financing Commitments, and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with Section 8.1 and collect any amounts due pursuant to Section 8.2(c) or (d), and upon payment of any such amounts, none of Investor, Parent, Sub or any of their respective Covered Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and (ii) in the event the Company fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder, then, except for an order of specific performance as contemplated by Section 9.11, Investor’s, Parent’s and Sub’s sole and exclusive remedy against the Company or any of its Covered Persons in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with Section 8.1 and collect any amounts due pursuant to Section 8.2(b) or Section 8.2(e), and upon payment of any such amounts, none of the Company nor any of its Covered Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby
               (i) In the event that the Company shall fail to pay the Termination Payment or the Maximum Amount when due, or Parent shall fail to pay the Parent Fee or the Maximum Amount when due, the Company shall reimburse Parent, or Parent shall reimburse the Company, as the case may be, for all reasonable costs and expenses actually incurred or accrued by the Company or Parent (including reasonable fees and expenses of counsel), as the case may be, in connection with any Action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

ARTICLE IX
MISCELLANEOUS
          Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions), at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders.
          Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.
          Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or electronic mail or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
               (a) if to Investor, Parent or Sub, to:
Rank Group Holdings Limited
c/o Rank Group
Level Nine
148 Quay Street
P.O. Box 3515
Auckland, New Zealand
Facsimile: +612 9268 6694
E-mail: Helen.golding@rankgroup.co.nz
with a copy to:
Debevoise & Plimpton
919 Third Avenue
New York, NY 10022
Facsimile: 212-9096836
Attention: Jeffrey J. Rosen
                  Kevin M. Schmidt
E-mail: jrosen@debevoise.com
            kmschmidt@debevoise.com

               (b) if to the Company, to:
Pactiv Corporation
1900 West Field Court
Lake Forest, Illinois 60045
Facsimile: 847-615-6417
Attention: Joseph Doyle, General Counsel
E-mail: JDoyle@Pactiv.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Facsimile: 312-407-0411
Attention: Charles W. Mulaney, Jr.
                  Brian W. Duwe
E-mail: Charles.Mulaney@skadden.com
            Brian.Duwe@skadden.com
or to such other address, facsimile number or electronic mail address for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or electronic mail address or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address, facsimile number or electronic mail address of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.
          Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation, warranty or covenant in any section of Article IV or Article VI, on the one hand, or Article V, on the other hand, calling for disclosure of such fact, circumstance or information to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to such other representation, warranty or covenant, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants. The inclusion of any item in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
          Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.
          Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein), the Confidentiality Agreement and the Affiliate Commitment Letter (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Article III on and after the Effective Time, Section 6.6 and this Section 9.6, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding clause (b) of the preceding sentence, (i) the Indemnified Parties shall have the right to seek specific performance and pursue monetary damages in the event of Parent’s or the Surviving Corporation’s breach of Section 6.6, (ii) the provisions of Section 8.2(h), Section 9.11(d) and Section 9.11(e) shall be enforceable by each Covered Person of a party and its successors and assigns and (iii) the provisions of Section 9.9 shall be enforceable by each Financing Source and its successors and assigns.
          Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
          Section 9.9 Jurisdiction; Waiver of Jury Trial.

               (a) Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware and (d) each of the parties hereto agrees that each of the other parties shall have the right to bring any Action for enforcement of a judgment entered by any Federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources, other than Investor, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitments or the Fee Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING COMMITMENTS OR THE FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(B).
          Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 hereof in any such Action by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

          Section 9.11 Specific Performance; Limitation on Liability.
               (a) Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement in any Action instituted in accordance with Section 9.9.
               (b) Notwithstanding anything to the contrary in this Agreement, including Section 9.11(a), it is agreed that the Company shall be entitled to seek specific performance of Section 6.9(g) and Parent’s obligation to cause the Affiliate Financing to be funded to fund the Merger and to consummate the Merger only in the event that (i) Parent and Sub are required to complete the Closing pursuant to Section 2.3, (ii) the Debt Financing has been funded or will be funded at the Closing if the Affiliate Financing is funded at the Closing and (iii) Parent and Sub fail to complete the Closing in accordance with Section 2.3. The Company shall not be entitled to enforce or seek to enforce specifically Section 6.9(g) or Parent’s obligations to cause the Affiliate Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Affiliate Financing is funded at the Closing). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. If a court of competent jurisdiction has declined to specifically enforce Section 6.9(g) and the obligations of Parent and Sub to consummate the Merger pursuant to a claim for specific performance brought against Investor, Parent and Sub pursuant to this Section 9.11(b), the Company shall be entitled to the Parent Fee or the Maximum Amount, as applicable, to the extent it is entitled to such amount under the terms of this Agreement.
               (c) Notwithstanding anything to the contrary in this Agreement, including Section 9.11(a), except as provided in Section 9.11(b), the parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Investor, Parent or Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 8.2; provided, however, that (i) this Section 9.11 does not limit the remedies available to the Indemnified Parties under Section 9.6 and (ii) the Company shall be entitled to an injunction or injunctions to prevent any breach by Parent or Sub of (A) the last two sentences of Section 6.2 and (B) Section 6.5.

               (d) Other than as provided in clause (i) of the second sentence of Section 9.6 and this Section 9.11, neither the Company nor any of its Covered Persons shall have any liability to Investor, Parent, Sub or any of their respective Covered Persons under or in respect of this Agreement or any agreement executed in connection herewith or the transactions related hereto under any theory other than payment by the Company of the Termination Payment and/or the Maximum Amount (subject to the crediting described in Section 8.2(g)) under the terms of Section 8.2, if applicable, and any reimbursements payable by the Company pursuant to Section 8.2(i).
               (e) Other than as provided in clause (i) of the second sentence of Section 9.6 or as required to comply with an order of specific performance granted in accordance with this Section 9.11, none of Investor, Parent, Sub and any of their respective Covered Persons shall have any liability to the Company or any of its Covered Persons under or in respect of this Agreement or any agreement executed in connection herewith, including the Financing Commitments, or the transactions related hereto or thereto under any theory other than payment by Parent of the Parent Fee and/or the Maximum Amount (subject to the crediting described in Section 8.2(g)) under the terms of Section 8.2, if applicable, and any reimbursements payable by Parent pursuant to Section 6.9(e), Section 6.13(c) or Section 8.2(i).
          Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent and/or Sub may assign all or any of their rights and obligations hereunder as collateral to any Financing Source or to any Affiliate of Parent after providing written notice thereof to the Company; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
          Section 9.13 Expenses. All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the transactions contemplated hereby is consummated.
          Section 9.14 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
          Section 9.15 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          IN WITNESS WHEREOF, the Company, Investor, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PACTIV CORPORATION
By:	/s/ Richard L. Wambold
	Name:	Richard L. Wambold
	Title:	Chairman and CEO

RANK GROUP LIMITED
By:	/g/ Greg Cole
	Name:	Greg Cole
	Title:	Director

REYNOLDS GROUP HOLDINGS LIMITED
By:	/g/ Greg Cole
	Name:	Greg Cole
	Title:	Director

REYNOLDS ACQUISITION CORPORATION
By:	/g/ Greg Cole
	Name:	Greg Cole
	Title:	President